Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARIES	JURISDICTION OF INCORPORATION	SUBSIDIARIES DOING BUSINESS AS

Startek USA, Inc.	Colorado	Startek USA Startek Startek Services

Startek Canada Services, Ltd.	Nova Scotia, Canada	Startek Canada Services Startek Startek Services

Startek International, Limited	Bermuda	Startek International

Startek Honduras, SAdeCV	Honduras	Startek Honduras

Startek Health Services, Inc.	Colorado	Startek Health

Startek Philippines, Inc.	Philippines	Startek Philippines

Collection Center, Inc.	North Dakota	CCI

Accent Marketing Services, LLC	Delaware	Accent Accent Marketing

Accent St. Lucia Corp.	St. Lucia	Accent St. Lucia

Accent Marketing Jamaica Limited	Jamaica	Accent Jamaica

ESM Holdings Ltd.	Mauritius

Aegis Customer Support Services Pvt. Ltd.	India

Aegis Outsourcing UK Limited	UK

Aegis Netherlands II BV	Netherlands

Aegis Argentina S.A.	Argentina

Aegis Peru S.A.C	Peru

Main Street 741 Pty Ltd.	South Africa

Aegis Outsourcing South Africa (Pty) Ltd.	South Africa

Aegis Services Lanka Private Limited	Sri Lanka

Thetha Investments Proprietary Limited	South Africa

Thetha Establishments Proprietary Limited	South Africa

Contact Center Company	Saudi Arabia

Aegis BPO Malaysia Sdn Bhd	Malaysia

Aegis Holidays Malaysia Sdn Bhd	Malaysia

Aegis BPO Services Australia Holdings Pty Ltd.	Australia

CSP Alpha Holdings Pte Ltd.	Singapore

Startek Australia PTY LTD	Australia

Partnership Australia Pty Ltd	Australia

Startek Employment Services PTY LTD	Australia

CSP Alpha Midco Pte Ltd.	Singapore